Exhibit 10.1

WITHOUT PREJUDICE &
SUBJECT TO CONTRACT

DATED 14 July 2014

CLEAR CHANNEL INTERNATIONAL LIMITED

and

JONATHAN BEVAN

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SETTLEMENT AGREEMENT

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Baker & McKenzie LLP
100 New Bridge Street
London
EC4V 6JA
Ref: MRK

WITHOUT PREJUDICE &
SUBJECT TO CONTRACT

THIS AGREEMENT dated this                                                                            day of                                                                  2014

B E T W E E N

(1)	CLEAR CHANNEL INTERNATIONAL LTD whose registered office is at 33 Golden Square, London, W1F 9JT (the "Company")

and

(2)	JONATHAN BEVAN of 24 New End, London, NW3 1JA (the "Employee")

IT IS AGREED as follows:

1.	TERMINATION OF EMPLOYMENT

1.1	The parties agree that the Employee's employment with the Company and all Associated Companies shall terminate on 30th September 2014 (the "Termination Date").

1.2
From the date of this Agreement up to and including the Termination Date, save as provided for at clause 6.2(c), the parties agree that the Employee will not be required to attend at work or undertake any work for the Company (the "Garden Leave Period").  For the avoidance of any doubt, during the Garden Leave Period:

(a)	the Employee shall remain an employee of the Company;

(b)
the Employee shall continue to receive normal salary and contractual benefits including but not limited to car allowance and pension benefits (less usual deductions for tax and employees’ National Insurance contributions) save for bonus;

(c)
the Employee shall not contact any customers, suppliers, officers, employees, consultants, agents, distributors, shareholders, advisers or business contacts of the Company or any Associated Company save for social purposes or for the purposes of seeking work to commence after the Termination Date and provided that he complies with Annex 4, Part 1 of Schedule 1 to his contract of employment with the Company dated 30 October 2009 and all the terms of this Agreement, and provided that in relation to customers with whom he had dealings during his employment, the Employee shall in advance of any such contact inform Ann Henshaw of his intention to make such contact;

(d)	undertake any work on behalf of the Company or any Associated Company, unless required by this Agreement, or on the express instruction of, or with the prior consent of, the Company;

(e)	save as agreed by the Company, the Employee will not undertake any work either on a self-employed basis or for any other company, firm, business entity or other organisation;

(f)
the Employee will remain reasonably contactable on business days and will inform Ann Henshaw in advance if he expects to be unavailable for more than one day. He will inform Ann Henshaw immediately of any change to his contact details;

(g)
the Employee will not contact the press or other media or make any public statement regarding the Company or any Associated Company, the Employee's employment with the Company or any Associated Company or its prospective termination.

(h)
save for the obligations to attend and perform work which are expressly varied by this Agreement, during this period the Employee's express and implied obligations under the Employee's contract of employment with the Company shall remain in full force and effect including (but not limited to) the Employee's obligations of good faith, fidelity and confidentiality;

(i)	the Company may, in its absolute discretion, appoint another employee of the Company to carry out some or all of the Employee's duties; and

(j)
the Employee will resign immediately from all directorships and/or other offices which the Employee holds with the Company or any Associated Company.  The Company will use reasonable endeavours to put such resignations into effect as soon as reasonably practicable. The resignations shall be in the form set out in Annex 3 and the Employee shall also sign a letter in the form set out in Annex 3 part III, and acknowledges that Clear Channel Outdoor Holdings, Inc shall file Form 8-K in accordance with its obligations.

2.	PAYMENTS TO THE EMPLOYEE

2.1
The Company shall on its own behalf, and on behalf of all Associated Companies, pay the following sums to the Employee within 28 days of the later of the Termination Date and the date of this Agreement:

(a)
any outstanding salary and a payment in the sum of £27,333 for 20.5 days' holiday (payment to include both salary and car allowance) which has accrued up to the Termination Date less appropriate deductions for income tax and employees' National Insurance contributions;

(b)	a payment in respect of any outstanding business expenses incurred by the Employee up to the Termination Date in accordance with the Company’s usual policies and procedures relating to expenses;

(c)	a payment of £320,000.00 as compensation for the loss of the Employee’s notice period less appropriate deductions for income tax and (if any) employees' National Insurance contributions;

(d)
a payment of £178,866.00 without any admission of liability whatsoever, as compensation for loss of employment and in respect of the Particular Claims and Proceedings (as defined in Clause 4 below) less any appropriate deductions for income tax and (if any) employees' National Insurance contributions;

(e)	a payment of £1,000.00 in respect of the Employee’s obligations under Clause 6.2 of this Agreement less appropriate deductions for income tax and employees' National Insurance contributions; and

(f)
a payment of £26,666.00 as compensation for loss of the car allowance he would have received had he remained employed by the Company for the duration of his contractual notice period, less appropriate deductions for income tax and (if any) employees' National Insurance contributions.

(g)
a payment of  £110,133.33, payable in October 2014, as compensation and in full settlement for the bonus payment which would otherwise be payable in March 2015, in respect of the financial and personal performance for the  financial year January – December 2014, less appropriate deductions for income tax and (if any) employees' National Insurance contributions.

(h)	A payment of £ 30,510 as compensation for loss of pension benefits in respect of the notice period less appropriate deductions for income tax and (if any) employees' National Insurance contributions.

2.2	The Employee agrees that:

(a)	except for the sums and benefits referred to in this Agreement, no other sums or benefits are due to the Employee from the Company or any Associated Company;

(b)	notwithstanding the parties' belief that:

(i)	the first £30,000 in value of the payment to be made under Clause 2.1(d), is exempt from tax liability;

(ii)	the whole of the payments pursuant to Clauses 2.1(c), 2.1(d) 2.1(f), and 2.1(h) of this Agreement are exempt from National Insurance liability; and

(iii)	that tax will be deducted from any amount over £30,000 at the appropriate rate following issue of the Employee's form P45,

he will indemnify the Company against all taxes and employees' National Insurance contributions in respect of the payments and benefits provided, or to be provided, pursuant to this Agreement, and all costs, claims, expenses or proceedings, penalties and interest incurred by the Company which arise out of or in connection with any liability to pay (or deduct) tax or employees' National Insurance contributions in respect of such payments and benefits save to the extent caused by the Company’s default or delay.  The Company shall (a) promptly notify the Employee in writing of any and all demands, assessments and determinations it receives from HM Revenue & Customs relevant to this clause, (b) if the Employee expresses a desire to challenge any such demand, assessment or determination, allow the Employee a reasonable opportunity to do so, provided this will not result (directly or indirectly) in any further penalties or interest being incurred and (c) give the Employee information reasonably required for the purposes of any such challenge; and

(c)
the compensation payment referred to in Clause 2.1(d)) above shall be treated as advance payment for any compensation or awards which may be made to the Employee by the Employment Tribunals, the County Court and/or the High Court (except insofar as it has been repaid to the Company under Clause 6.1(c) below), although no admission of liability for any such compensation or awards is hereby made.

3.	BENEFITS TO THE EMPLOYEE

The Company shall, without any admission of liability whatsoever, provide the following benefits to the Employee:

3.1	Legal Costs

The Company will pay directly to the Adviser (as defined in Clause 7.2 below) the Employee’s legal costs up to a limit of £12,500 (inclusive of disbursements) plus VAT subject to receiving from the Adviser:

(a)	written confirmation that such legal costs were incurred exclusively in advising the Employee in connection with the termination of the Employee's employment; and

(b)	a copy of an invoice in respect of such costs addressed to the Employee but marked payable by the Company.

3.2	Outplacement

The Company shall pay up to a total cost of £8,000.00 (plus VAT) for outplacement (including careers advice or coaching) for the Employee.  The Employee should arrange for an invoice in respect of such services to be sent to the Company and payment will then promptly be made by the Company to the relevant provider.  Such services are to be used by the Employee between the date of this Agreement and 31st March 2015.

3.3	Reference

The Company shall give to any prospective employer (or employment agency) promptly on request a written reference in the terms of Annex 5 hereto, subject always to the Company's compliance with its obligations to third parties relating to the giving of references and provided always that such requests must be directed to the Company's HR Director. For the avoidance of doubt any written reference will be signed by Mr William Eccleshare while he remains CEO and otherwise by the HR Director of Clear Channel International (currently Ann Henshaw). Provided that any oral request is directed to the Company's HR Director, any response to oral enquiries will be dealt with by Mr Eccleshare (while he remains CEO), or in the event that he is no longer the CEO, by the Clear Channel International HR Director (currently Ann Henshaw), and shall be given in a positive manner consistent with the content, spirit and tone of the reference at Annex 5 and announcements at Annex 6 hereto, unless as a result of facts discovered after the date of this Agreement Annex 5 and/or Annex 6 are inaccurate or misleading to a third party. For the avoidance of doubt the Company will direct William Eccleshare, Matthew Dearden, Ann Henshaw and Bill Feehan not to make any derogatory or critical comments or statements (whether orally or in writing and including for the avoidance of doubt electronically or on line) about the Employee.

3.4	Phone and devices

The Company agrees to transfer ownership of the macbook, ipad and iphone currently provided by the Company to the Employee on the Termination Date and will permit and use reasonable endeavours to facilitate the transfer of the Employee's current company mobile number to him, provided that the Employee shall have returned the macbook, ipad and iphone in order that the Company can delete from them any Company information. The devices shall be returned to the Company for this purpose by not later than 24 July 2014, and such information shall be removed and the devices returned on or before 31 July 2014. The Company will take reasonable steps not to delete any personal data provided that the Employee has given to the Company sufficient information for that purpose.  For the avoidance of doubt, the Employee agrees that he shall be responsible for any income tax or employee's National Insurance contributions payable in relation to such transfers together with all costs arising in connection with the ipad and iphone from the Termination Date.  The Company gives no warranty as to the condition of the macbook, ipad and iphone.

3.5	Access to Company Systems

The Employee will be permitted access to the Company’s IT systems and his Company email account in the period up to and including 31 July 2014 for the purposes of fulfilling his obligations under this Agreement and obtaining his personal information which is currently saved on /accessible via the Company’s IT systems.

3.6	Executive coaching

The Company shall pay  up to a total cost of £6,000.00 (plus VAT) for the executive coaching services of Claire Huffington, subject to production of her invoice addressed to the Company, and payment to be made to Ms Huffington or her consulting firm or company.

3.7	Equity benefits

(a)
The Employee agrees that all of his outstanding restricted shares of Clear Channel Outdoor Holdings, Inc. common stock and all of Employee’s outstanding Clear Channel Outdoor Holdings, Inc. restricted stock unit awards shall forfeit on 30 September 2014.

(b)	In addition, the Employee agrees that on 30 September 2014 vesting shall stop on all of his outstanding Clear Channel Outdoor Holdings, Inc. stock option awards.

(c)	Subject to paragraph 3.7 (d), all of the Employee's vested stock option awards shall remain exercisable for 90 days following 30 September 2014, that is up to and including 29 December 2014.

(d)
The exercise and sale of the Employee's vested stock options, the sale of any of his vested restricted stock unit awards and the sale of any of his vested restricted shares shall be subject to compliance with Securities and Exchange Commission regulations and the Company’s Insider Trading Policy, save that the Employee will no longer be included under Schedule 1 of the Companies Insider Trading Policy with effect from the expiry of two working days after the quarter 2 earnings release. During the remainder of the period ending on the Termination Date, the Company reserves the right to notify the Employee that a blackout period will be in effect at any time during such period.  After the Termination Date the Company shall not impose a new blackout period.

3.8	Other benefits

The Company shall continue to provide health and life cover for the Employee and dependants  up to 30 October 2015 on the same level of cover as currently enjoyed, but subject to the terms of the relevant schemes from time to time in force.  The Company warrants that it is not aware of any reason why the cover cannot continue as envisaged by this clause 3.8 and that, if for any reason the existing cover cannot continue, the Company will use reasonable endeavours to arrange suitable equivalent cover to commence immediately following the termination of the existing cover.

3.9	D&O Insurance

The Company confirms that the Employee will continue to be covered by an appropriate directors and officers liability insurance policy in respect of acts and omissions prior to the date of his resignation or removal from his directorships and offices, to the same extent and on the same terms as applicable for other directors and officers of those entities from time to time.

4.	SETTLEMENT AND WAIVER OF CLAIMS

4.1
The Employee considers that he has or may have statutory claims, and therefore could bring proceedings, against the Company, or any Associated Company, or its or their employees, officers or shareholders, for:

(a)	Unfair dismissal under section 94 of the Employment Rights Act 1996;

(b)	Automatic unfair dismissal under sections 94 and 103A and protection from suffering detriment under section 47B of the Employment Rights Act 1996 (protected disclosures);

(c)	Automatic unfair dismissal under sections 94 and 104 of the Employment Rights Act 1996 (assertion of statutory rights);

(d)	Automatic unfair dismissal under section 94 of the Employment Rights Act 1996 and section 12 of the Employment Relations Act 1999 (right to accompaniment);

(e)	Deductions from wages and payments to employers under Part II of the Employment Rights Act 1996;

(f)	Right to accompaniment and protection from suffering detriment under sections 10 and 12 of the Employment Relations Act 1999;

(g)
The following claims under the Equality Act 2010 in relation to sexual orientation: sections 39, 49, 40 and 108 (discrimination, harassment and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention);

(h)
The following claims under the Equality Act 2010 in relation to age: sections 39, 49, 40 and 108 (discrimination, harassment and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention);

(i)	Adoption leave under Part VIII of the Employment Rights Act 1996 and the Paternity and Adoption Leave Regulations 2002;

(j)	Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons) and regulation 29 of the Paternity and Adoption Leave Regulations 2002; and

(k)	Protection from suffering detriment under section 47C of the Employment Rights Act 1996 (leave for family and domestic reasons) and regulation 28 of the Paternity and Adoption Leave Regulations 2002.

(together the “Particular Claims and Proceedings”).

4.2	The Employee agrees to accept the sums and benefits referred to at Clauses 2.1(c), 2.1(d), and 3.2 of this Agreement in full and final settlement of:

(a)	the Employee's prospective entitlement to bring the Particular Claims and Proceedings; and

(b)	any other Statutory Employment Protection Claim; and

(c)
any claim for breach of the Employee's contract of employment with the Company or any Associated Company and all other claims and rights of action (whether under statute, contract, common law or otherwise and whether or not the Employee is aware of the claim at the time of entering into this Agreement) in any jurisdiction in the world, howsoever arising which the Employee has or may have now or at any point in the future against the Company or any Associated Company, its or their officers, employees or shareholders, arising from or connected with the Employee's employment or the holding of any office with the Company or any Associated Company or the termination thereof  or any other matter concerning the Company or any Associated Company.

4.3	The parties agree that Clause 4.2 shall not apply to any claims against the Company or any Associated Company in respect of:

(a)
personal injury caused by the Company's or any Associated Company’s negligence (save for any claims for compensation, or damages, for personal injury which may be brought pursuant to discrimination legislation and/or pursuant to Part V of the Employment Rights Act 1996); and

(b)	any pension rights or pension benefits which have accrued to the Employee up to the Termination Date; and

(c)	enforcement of the terms of this Agreement.

4.4
The parties agree that Clause 4.2 shall have effect irrespective of whether or not, as at the date of this Agreement, the Employee is or could be aware of such claims or has such claims in his express contemplation (including but not limited to claims of which the Employee becomes aware after the date of this Agreement whether as a result of new legislation or the development of common law or equity or otherwise).

5.	EMPLOYEE’S WARRANTIES

As a strict condition of receiving the sums and benefits under this Agreement, the Employee warrants and represents as follows and acknowledges that the Company enters into this Agreement in reliance on these warranties:

5.1
that the Particular Claims and Proceedings are all of the claims and proceedings (whether statutory or otherwise) that the Employee considers he has, or may have, against the Company, any Associated Company, its or their employees, officers or shareholders arising out of or in connection with the Employee's employment with the Company, or any Associated Company, or its termination;

5.2
before entering into this Agreement, the Employee has raised with the Adviser (as defined in Clause 7.2 below) all facts and issues relevant to the Employee's employment and its termination which could give rise to a claim against the Company or any Associated Company;

5.3
that the Employee is not aware of any condition, mental or physical, or any other facts or circumstances, which could constitute the basis for a claim against the Company or any Associated Company for personal injury (whether at the date of signing this Agreement or at any time in the future);

5.4
that the Employee has not contacted ACAS pursuant to section 18A of the Employment Rights Act 1996 or presented or issued a claim to the Employment Tribunals, a County Court or a High Court in respect of any matter connected with the Employee's employment or its termination and that neither the Employee nor anyone acting on the Employee's behalf will contact ACAS pursuant to section 18A of the Employment Rights Act 1996 or present or issue such a claim;

5.5
that the Employee has not committed any act or any omission which could amount to a material breach of the express or implied terms of the Employee's contract of employment with the Company and/or any act of misconduct under the Company's Disciplinary Procedure and will not commit any such act or omission between the date of this Agreement and the Termination Date and, further, that the Employee has not withheld or failed to disclose any material fact concerning the performance of the Employee's duties with the Company or any Associated Company which would have entitled the Company to terminate the Employee's employment without notice, or which, if it had been done or omitted after the date of this Agreement, would constitute a breach of any of its terms,  save that for the avoidance of doubt, it is understood and agreed by both parties that the Employee's obligation to perform work during the period ending on the Termination Date is varied as set out in this Agreement.

5.6
that all grievances have been raised by the Employee and are hereby withdrawn and the Employee further warrants that he has no other grievance with the Company or any Associated Company in respect of or in connection with the Employee's employment with the Company or any Associated Company, its termination or any other matter.

6.	EMPLOYEE’S OBLIGATIONS

6.1	The Employee agrees:

(a)	on or before the Termination Date to return to the Company all Company Property save as set out in Clause 3;

(b)
to comply as soon as reasonably practicable with any request from the Company to delete, disclose details of and/or produce copies of all information and/or documents (including Confidential Information) relating to or belonging to the Company or any Associated Company which are held and/or saved on any computer, telecommunications or other electronic equipment belonging to or in the possession of the Employee. If requested, the Employee shall provide the Company with written confirmation that he has complied with this sub-clause;

(c)
on request to disclose to the Company all passwords (including passwords to all protected files) created or protected by him which are held and/or saved on any computer, telecommunications or other electronic equipment belonging to the Company;

(d)
to repay to the Company on demand and in full the value of the payment received pursuant to Clause 2.1(d) above in the event that the Employee brings any claims or proceedings, whether statutory or otherwise, relating to the Employee's employment with the Company or any Associated Company, or its termination, against the Company, any Associated Company, its or their employees, officers or shareholders, whether in an Employment Tribunal, a County Court, a High Court or otherwise (save for claims which fall within the exclusions set out in Clause 4.2 above).  The Employee agrees that this sum shall be recoverable as a debt, together with all costs, including legal costs, incurred by the Company in recovering the sum and/or in relation to any claims or proceedings so brought by the Employee;

(e)
that he is and will continue to be bound by Part 1 of Schedule 1 to his contract of employment with the Company dated 30 October 2009. For the avoidance of doubt the Company agrees to release the Employee from the restrictions set out at Part 2 of Schedule 1 of the contract; and

(f)
unless he has already done so pursuant to a request by the Company under Clause 1.2(j) above, to resign in writing from all directorships and other offices which the Employee holds with the Company or any Associated Company (including but not limited to those listed in Part I of Annex 3, each resignation to be in the form set out in the draft letter attached to this Agreement in Part II of Annex 3, and each resignation taking effect from the Termination Date.

6.2
In consideration of the payment referred to in Clause 2.1(e) above, the Company's agreement to release the Employee from the restrictions set out at Part 2 of Schedule 1 of the Employee's contract of employment with the Company dated 30 October 2009, and the Company's agreement to release the Employee from Garden Leave early and instead allow his employment to terminate on the Termination Date, the Employee agrees:

(a)
subject to Clause 6.2(i) below, not to disclose (directly or indirectly) to any party the existence or contents of this Agreement except to the Employee's professional advisers, the Employee's spouse or registered civil partner (on the basis that each of the foregoing parties agrees to keep the same confidential) and HM Revenue & Customs (provided always that nothing in this Clause 6.2(a) shall prevent the Employee from supplying a copy of this Agreement and its Annexes to any court of competent jurisdiction, or as otherwise required by law or regulatory authority);

(b)
Without limitation in time, not to divulge or make use of (whether directly or indirectly and whether for the Employee's own or another's benefit or purposes) any Confidential Information (this obligation does not apply to any disclosures required or protected by law or regulatory authority or to any information in the public domain other than by way of unauthorised disclosure (whether by the Employee or another person));

(c)
that the Employee will, on the reasonable request of the Company or any Associated Company provide reasonable assistance to it or them in any threatened or actual litigation concerning it or them where the Employee has in his possession or knowledge any facts or other matters which the Company or any Associated Company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements/affidavits, meeting with their legal and other professional advisers, attending any legal hearing and giving evidence).  For the avoidance of doubt, this shall include the Employee assisting the Company's Danish affiliate in its defence of proceedings brought by Henrik Sorensen (the "Sorensen Case"), by appearing in person (at the Company’s expense) as a witness at the trial in (and any subsequent appeals of) the Sorensen Case to provide evidence on behalf of the Company’s Danish affiliate. The parties agree that:

(i)	the Employee shall not be required to provide assistance after 31 July 2015;

(ii)	they shall co-operate to arrange for such assistance to be provided at mutually convenient times;

(iii)
in the period between the date of this Agreement up to and including the Termination Date the Employee will not be required to spend more than a maximum of 10 days, and in the period commencing on the Termination Date, he will not be required to spend more than a maximum of 10 days providing assistance to the Company (whether in respect of the Sorensen Case and/or any other matter), and that any day on which the Employee undertakes assistance for more than three hours shall count as a day for the sole purpose of calculating whether the Employee has assisted on 10 or fewer days;

(iv)
in respect of any assistance provided following the Termination Date the Company will pay the Employee a per diem amount of £1600 for each complete day and £800 for each half day (save for any activity which is de minimis). devoted to assisting the Company or any relevant Associated Company;

(v)	whether before or after the Termination Date, the Company shall also reimburse the Employee for all expenses reasonably and properly incurred and evidenced by the Employee in giving such assistance;

(d)
that the Employee will, on the request of the Company or any Associated Company, make himself reasonably available to answer commercial questions that might arise from time to time concerning the historic operations of the Company and its Associated Companies, and shall on reasonable notice provide reasonable assistance with any necessary company filings for 2014 and 2015,  PROVIDED ALWAYS that:

(i)	the parties shall co-operate to arrange for such assistance to be provided at mutually convenient times;

(ii)	that the Employee shall not be required to provide assistance for more than an aggregate maximum of 20 hours in the period commencing on 1 October 2014;

(iii)	that the Employee shall not be required to provide assistance after 31 July 2015;

(iv)
that in respect of any such assistance provided in the period commencing on 1 October 2014, the Company will pay the Employee based on an hourly rate of £200 (save for any activity which is de minimis); and

(v)	the Company or the relevant Associated Company shall reimburse the Employee for expenses properly incurred and evidenced by the Employee in giving such assistance at any time;

(e)
save as required by law or regulatory authority not to make, or cause to be made, (directly or indirectly) any derogatory or critical comments or statements (whether orally or in writing and including, for the avoidance of doubt, electronically or online) about the Company or any Associated Company or its or their respective officers or employees;

(f)
not to make, or cause to be made (directly or indirectly), any statement or comment to the press or other media concerning the Employee's employment with the Company, or its termination, or the Employee's resignation from any directorships or other offices with the Company or any Associated Company without the prior written consent of the Company;

(g)
not to hold himself out as remaining employed by or otherwise continuing to work for the Company or any Associated Company after the Termination Date, and on the Termination Date to update his LinkedIn profile and any other online presence accordingly;

(h)	to be bound by the restraints set out in Annex 4 attached hereto; and

(i)
that in the event that the Employee is offered employment, consultancy or other business activities in the period covered by the restraints referred to in Annex 4, the Employee will deliver to the person making such an offer a full copy of the relevant restraints.

7.	SETTLEMENT AGREEMENT

7.1
It is agreed that the Employee's acceptance of the terms of this Agreement constitutes a settlement agreement satisfying all of the conditions relating to settlement agreements under S.203(3) Employment Rights Act 1996, S.147 Equality Act 2010, S.288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, S.49(4) National Minimum Wage Act 1998, Regulation 35(3) Working Time Regulations 1998, Regulation 41 (4) of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and S.58(5) Pensions Act 2008.

7.2
Claire Christy of Withers LLP ("the Adviser") is a qualified lawyer and an independent adviser for the purposes of the legislation referred to in Clause 7.1 and has advised the Employee on the terms and effect of this Agreement (including in particular its effect on the Employee's ability to pursue any complaints before an Employment Tribunal) and has signed a certificate attached as Annex 1.  The Employee confirms that the Adviser has advised that there is in force a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claims by the Employee in respect of any loss arising in consequence of that advice.

8.	DEFINITIONS

For the purposes of this Agreement the following words and phrases shall have the meanings set out below:

8.1	An "Associated Company" includes any firm, company, business entity or other organisation:

(a)	which is directly or indirectly Controlled by the Company; or

(b)	which directly or indirectly Controls the Company; or

(c)	which is directly or indirectly Controlled by a third party who also directly or indirectly Controls the Company; or

(d)	of which the Company or any Associated Company is a partner; or

(e)
of which the Company or any Associated Companies referred to in Clauses 8.1((a)) to ((d)) above owns or has a beneficial interest (whether directly or indirectly) in 20% or more of the issued share capital or 20% or more of the capital assets.

8.2
"Company Property" means all property belonging to the Company or any Associated Company which is or has been in the Employee’s possession or control including but not limited to mobile telephone, credit cards, keys and passes, laptop computer and related equipment, documents, notes, correspondence, files, e-mails, memos, reports, minutes, plans, records, surveys, software, diagrams, computer print-outs, disks, USB flash drives, memory cards or sticks, cards, manuals, customer documentation or any other medium for storing information, and all copies, drafts, reproductions, notes, extracts or summaries (howsoever made) of the foregoing but excluding the items which are to be retained by the Employee in accordance with the terms of this Agreement.

8.3
"Confidential Information" means trade secrets or confidential information including but not limited to such information relating to business plans or dealings, technical data, existing and potential projects, financial information dealings and plans, sales specifications or targets, customer lists or specifications, customers, business developments and plans, research plans or reports, sales or marketing programmes or policies or plans, price lists or pricing policies, employees or officers, source codes, computer systems, software, designs, formula, prototypes, past and proposed business dealings or transactions, product lines, services, research activities belonging to or which relate to the affairs of the Company or any Associated Company, or any document marked "Confidential" (or with a similar expression), or any information which the Employee has been told is confidential or which the Employee might reasonably expect the Company would regard as confidential or information which has been given in confidence to the Company or any Associated Company by a third party.

8.4	"Control" and its derivatives has the meaning set out in Sections 450 - 451 of the Corporation Tax Act 2010.

8.5
"Statutory Employment Protection Claim" means any of the claims listed in Annex 2 which the Employee has or may have against the Company or any Associated Company (whether or not the Employee is aware of the claims at the time of entering into this Agreement).

9.	MISCELLANEOUS

9.1
This Agreement although marked "Without Prejudice" and "Subject to Contract" will, upon signature by both parties and the completion of the Adviser's certificate at Annex 1, be treated as an open document evidencing an agreement binding on the parties.

9.2
This Agreement may be executed by counterparts which together shall constitute one agreement.  Either party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by both parties.

9.3	The construction, validity and performance of this Agreement and all non-contractual obligations (if any) arising from or connected with this Agreement shall be governed by the laws of England.

9.4
Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim or matter (including any non-contractual claim) arising under or in connection with this Agreement.

9.5	All references in this Agreement and its Annexes to the Company or any Associated Companies shall include any successor in title or assign of the Company or any of the Associated Companies.

9.6
The terms of this Agreement constitute the entire agreement and understanding between the parties hereto and it supersedes and replaces all prior negotiations, agreements, arrangements or understanding (whether implied or expressed, orally or in writing) concerning the subject-matter hereof, all of which are hereby treated as terminated by mutual consent.

9.7
A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

9.8
The various provisions and sub-provisions of this Agreement and its Annexes are severable and if any provision or identifiable part thereof is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts thereof in this Agreement or its Annexes.

9.9
The Company is entering into this Agreement for itself and as agent for and trustee of all Associated Companies. The parties intend that each Associated Company should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. The consent of any party who is not a party to this Agreement shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred on such party.

9.10	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

SIGNED by or on behalf of the parties on the date first above written:

_/s/ Adam Tow________________________ For and on behalf of CLEAR CHANNEL INTERNATIONAL LIMITED	_/s/ Jonathan Bevan________________________ JONATHAN BEVAN

ANNEX 1

ADVISER'S CERTIFICATE

I, Claire Christy, confirm that Jonathan Bevan of 24 New End  Road, London, NW3 1ST (the “Employee") has received independent legal advice from me on the terms and effect of this Agreement (including in particular its effect on the Employee's ability to pursue any claims before an Employment Tribunal) in accordance with the provisions of S.203(3) Employment Rights Act 1996, S147 Equality Act 2010, S.288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, S.49(4) National Minimum Wage Act 1998, Regulation 35(3) Working Time Regulations 1998, Regulation 41 (4) of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and s.58(5) Pensions Act 2008.

I also warrant and confirm that I am a solicitor of the Senior Courts, who holds a valid practising certificate and whose Firm, Withers LLP, 16 Old Bailey, London, EC4M 7EG, is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of claims by the Employee in respect of any loss arising in consequence of such advice that I have given to the Employee in connection with the terms and effect of this Agreement.

SIGNED:                                                                                                 DATED:
Claire Christy
Solicitor

ANNEX 2

STATUTORY EMPLOYMENT PROTECTION CLAIMS

Employment Rights Act and related rights

Automatic unfair dismissal under sections 94 and 105 of the Employment Rights Act 1996 (selection for redundancy on prohibited grounds).

Automatic unfair dismissal under section 94 of the Employment Rights Act 1996 and regulation 7 of the Transfer of Undertakings (Protection of Employment) Regulations 2006.

Automatic unfair dismissal under sections 94 and 104D of the Employment Rights Act 1996 (pension enrolment)

Automatic unfair dismissal under sections 94 and 102 and protection from suffering detriment under Section 46 of the Employment Rights Act 1996 (trustees of occupational pension schemes).

Time off for pension scheme trustees under sections 58 and 59 of the Employment Rights Act 1996.

Statement of employment particulars and itemised pay statement under Part I of the Employment Rights Act 1996.

Time off to look for work and arrange training under sections 52 and 53 of the Employment Rights Act 1996.

Suspension from work under Part VII of the Employment Rights Act 1996.

Minimum notice under Part IX of the Employment Rights Act 1996.

Written statement of reasons for dismissal under section 92 of the Employment Rights Act 1996.

Statutory redundancy payment under section 135 of the Employment Rights Act 1996.

Pensions Enrolment

Protection from suffering detriment under sections 55 and 56 of the Pensions Act 2008.

Family Friendly

Paternity

Paternity leave under Part VIII of the Employment Rights Act 1996, Paternity and Adoption Leave Regulations 2002 and the Additional Paternity Leave Regulations 2010.

Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons), regulation 29 of the Paternity and Adoption Leave Regulations 2002 and Regulation 34 of the Additional Paternity Leave Regulations 2010.

Protection from suffering detriment under section 47C of the Employment Rights Act 1996 (leave for family and domestic reasons), regulation 28 of the Paternity and Adoption Leave Regulations 2002 and regulation 33 of the Additional Paternity Leave Regulations 2010.

Parental Leave

Parental leave under Part VIII of the Employment Rights Act 1996 and the Maternity and Parental Leave etc Regulations 1999.

Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons) and regulation 20 of the Maternity and Parental Leave etc Regulations 1999.

Protection from suffering detriment under section 47C of the Employment Rights Act 1996 (leave for family and domestic reasons) and regulation 19 of the Maternity and Parental Leave etc Regulations 1999.

Flexible Working

Request for flexible working under section 80F of the Employment Rights Act 1996 (statutory right to request contract variation).

Right to accompaniment and protection against detriment and dismissal under regulations 14 and 16 of the Flexible Working (Procedural Requirements) Regulations 2002.

Automatic unfair dismissal under sections 94 and 104C and protection from suffering detriment under section 47E of the Employment Rights Act 1996 (flexible working).

Time off for dependents

Time off for dependents under section 57A of the Employment Rights Act 1996.

Automatic unfair dismissal under sections 94 and 99 of the Employment Rights Act 1996 (leave for family reasons) and regulation 20 of the Maternity and Parental Leave etc Regulations 1999.

Protection from suffering detriment under section 47C of the Employment Rights Act 1996 (leave for family and domestic reasons) and regulation 19 of the Maternity and Parental Leave etc Regulations 1999.

Discrimination & Harassment

The following claims under the Equality Act 2010 in relation to disability: sections 39, 49, 40 and 108 (discrimination, harassment and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to race: sections 39, 49, 40 and 108 (discrimination, harassment and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to religion and belief: sections 39, 49, 40 and 108 (discrimination, harassment and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to sex: sections 39, 49, 40 and 108 (discrimination, harassment and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to marriage and civil partnership: sections 39, 49 and 108 (discrimination and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

Equal pay under sections 66 and 67 Equality Act 2010.

Victimisation because of a relevant pay disclosure under sections 39 and 77 Equality Act 2010.

Harassment under section 3 of the Protection from Harassment Act 1997 and any other claim for which the Company may be vicariously liable for the acts of its employees under statute and/or tort.

ANNEX 3

Part I

Clear Channel Belgium SPRL
Clear Channel Danmark AS
Clear Channel Finland Ltd
Clear Channel European Holdings SAS
Clear Channel France SAS
Clear Channel Ireland Limited
Clear Channel Northern Ireland Ltd
Nitelites (Ireland) Ltd
Clear Channel Holding Italia SRL
Clear Channel Jolly Pubblicita SPA
Clear Channel Outdoor Holdings, Inc
CCH Holding BV
Clear Channel Hillenaar BV
Hillenaar Outdoor Advertising BV
Clear Channel Norway AS
Clear Channel España SL
Clear Channel Holding AG
Clear Channel Schweiz AG
Canton Property Investment Co.Ltd (The)
Clear Channel UK Ltd
Clear Channel Overseas Ltd
Clear Channel International Ltd
Clear Channel Holdings Ltd
Kildoon Property Company Ltd (The)
Adshel Street Furniture Pty Ltd
Clear Channel Outdoor Pty Ltd
Citysites Outdoor Advertising Pty Ltd
Citysites Outdoor Advertising (Albert) Pty Ltd
Citysites Outdoor Advertising (S. Aust.) Pty Ltd
Citysites Outdoor Advertising (West Aust) Pty Ltd
CR Phillips Investments Pty Ltd
Perth Sign Company Pty Ltd
Phillips Finance Pty Ltd
Phillips Neon Pty Ltd
Shelter Advertising Pty Ltd
Street Furniture (NSW) Pty Ltd
Urban Design Furniture Pty Ltd
Adshel New Zealand Ltd
Clear Media Limited
Clear Channel Singapore PTE LTD
Clear Channel Pacific PTE LTD

ANNEX 3

Part II

FORMAT OF LETTER RESIGNING FROM DIRECTORSHIP - CLEAR MEDIA

The Board of Directors ("the Board")
Clear Media Ltd ("the Company")
(Incorporated in Bermuda with limited liability)
Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

14 July 2014

Dear Sirs

Resignation from directorship and other offices

I write to confirm my resignation, effective on 15 July 2014 as a non-executive director and member of the capital expenditure committee of the Company due to my desire to pursue other business opportunities.

I hereby confirm that I have no disagreement whatsoever with the Board and that there are no matters relating to my resignation as a non-executive director and member of the capital expenditure committee that need to be brought to the attention of the shareholders.

The terms of this letter shall be governed by and construed in accordance with the laws of England.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a Deed	In the presence of:

by Jonathan Bevan	Name of Witness
Address
[Signature]

Occupation

Signature of Witness

FORMAT OF LETTER RESIGNING FROM DIRECTORSHIP - ALL OTHER COMPANIES

The Board of Directors
[NAME OF COMPANY]
[REGISTERED OFFICE]
[DATE]

Dear Sirs

Resignation from directorship and other offices

I write to confirm my resignation, effective on [date], from my directorships and other offices with [name of Company] (the "Company").

The terms of this letter shall be governed by and construed in accordance with the laws of England.

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a Deed	In the presence of:

by Jonathan Bevan	Name of Witness
Address
[Signature]

Occupation

Signature of Witness

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ANNEX 3, PART III

The Stock Exchange of Hong Kong Limited
11th Floor, One International Finance Centre
1 Harbour View Street
Hong Kong

Attention: Joyce Chan /Cherry Yau /Jason Young (Team 5)

14 July 2014
Dear Sirs:

Company:	Clear Media Limited (the “Company”)
Stock Code:	0100
Subject:	Notification pursuant to Rule 3.20 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) (the “Listing Rules”)

I refer to the announcement by the Company dated 15 July 2014. Please be informed that I have resigned from my position as a non-executive director and a member of the capital expenditure committee of the Company with effect from 15 July 2014. I hereby confirm that there is no matter that needs to be brought to the attention of the Stock Exchange and the shareholders of the Company in relation to my resignation.

Pursuant to Rule 3.20 of the Listing Rules, I set out as follows my up-to-date contact information:

Correspondence Address:	24 New End, London, NW3 1JA, United Kingdom
Contact Number:	+44 (0) 7715 762204

Further, I shall, for a further period of 3 years from 15 July 2014, inform the Stock Exchange by notice in writing to the Head of Listing Division of any change to my contact details as set out above as soon as reasonably practicable and in any event, within 28 days of any such change.

Yours faithfully

_______________________
Jonathan David Bevan

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ANNEX 4

POST TERMINATION COVENANTS

1.	NON-COMPETITION

Employee hereby agrees that he shall not (without the consent in writing of the Board) for the Restricted Period within the Prohibited Area and whether on his own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:

(a)
any Competing Business, including but not limited to the Competing Business operated by JCDecaux, Exterion Media, CBS, Lamar, Van Wagner, Wall, Stroer, Gallery, Titan,  News Outdoor, Primesight, Cemusa, Ocean or Eyecorp or their successors in title; or

(b)	any Target Business Entity.

2.	NON-SOLICITATION OF CUSTOMERS

Employee hereby agrees that he shall not for the Restricted Period whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer:

2.1	with whom Employee has had material personal contact or dealings on behalf of the Company during the Relevant Period; or

2.2	for whom Employee was responsible in a client management capacity, or over which he had oversight, on behalf of the Company during the Relevant Period; or

2.3	about which Employee has obtained confidential information during the Relevant Period.

3.	NON-SOLICITATION OF EMPLOYEES

The Employee hereby agrees that he will not for the Restricted Period either on the Employee's own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

3.1	(i) induce or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the employment of the Company, or any Associated Company (as applicable);

3.2	be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee on the Termination Date.

4.	INTERFERENCE WITH SUPPLIERS

The Employee hereby agrees that he shall not, whether on Employee's own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly (i) for the Restricted Period and (ii) in relation to any contract or arrangement which the Company has with any Supplier for the exclusive supply of goods or services to the Company and/or any Associated Companies, for the duration of such contract or arrangement:

4.1	interfere with the supply of goods or services to the Company or any Associated Company from any Supplier;

4.2	induce any Supplier of goods or services to the Company or any Associated Company to cease or decline to supply such goods or services in the future.

5.	ASSOCIATED COMPANIES

5.1
The provisions of paragraphs 5.2 and 5.3 below shall only apply in respect of those Associated Companies (i) to whom Employee gave services, or (ii) for whom Employee was responsible, or (iii) with whom Employee was otherwise concerned, in the Relevant Period.

5.2
Paragraphs 1, 2, 3, 4, and 6 in this Annex shall apply as though references to the "Associated Company" were substituted for reference to "the Company".  The obligations undertaken by Employee pursuant to this Annex shall, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.

5.3
In relation to each Associated Company referred to in paragraphs 5.1 and 5.2 above, the Company contracts as trustee and agent for the benefit of each such Associated Company.  Employee agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs 1, 2, 3, 4 and 6 hereof directly with all or any of such Associated Companies, mutatis mutandis.  If the Employee fails, within 7 days of receiving such a request, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by Employee, to execute all such documents as are required to give effect to the foregoing, on Employee's behalf.

6.	DEFINITIONS

For the purposes of this Annex, the following words and cognate expressions shall have the meanings set out below:

6.1	An "Associated Company" includes any firm, company, business entity or other organisation:

(a)	which is directly or indirectly Controlled by the Company; or

(b)	which directly or indirectly Controls the Company; or

(c)	which is directly or indirectly Controlled by a third party who also directly or indirectly Controls the Company; or

(d)	of which the Company or any Associated Company is a partner; or

(e)
of which the Company or any Associated Companies referred to in Sections 8.1(8.1(a)) to (8.1(d)) above owns or has a beneficial interest (whether directly or indirectly) in 20% or more of the issued share capital or 20% or more of the capital assets.

"Control" and its derivatives has the meaning set out in Sections 450 - 451 of the Corporation Tax Act 2010.

6.2	"Board" means the Board of Directors of the Company.

6.3
"Company Employee" means any person who was employed by (i) the Company or (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and with whom Employee had material contact or dealings in performing duties of employment and:

(a)	who had material contact with customers or suppliers of the Company, or any Associated Company in performing duties of employment with the Company or any Associated Company (as applicable); and/or

(b)	who was a member of the management team of the Company, or any Associated Company (as applicable); and/or

(c)	who was a member of the Operations Department of the Company, or any Associated Company (as applicable).

6.4	"Competing Business" means:

(a)	the ownership, operation and/or development of advertising structures including advertising panels designed to display advertisements (whether static or moveable and whether indoor or outdoor); and/or

(b)
the supply or tender for any contract to supply out of home services and/or urban infrastructure services (including bike schemes) to municipality and private landlords whether directly or indirectly with a view to providing the resultant advertising opportunities to clients or ownership of a business which suppliers or tenders for any contract to supply such services; and/or

(c)
the supply of any other products or services which are the same as or materially similar to those provided by the Company, or any Associated Company at any time during the Relevant Period with which Employee was either materially personally concerned or for which Employee was responsible or about which he otherwise held confidential information during the Relevant Period, or ownership of a business which supplies such products or services,

For the purpose of this paragraph, a business has ownership of another business if it owns or has a beneficial interest (whether directly or indirectly) in 5% or more of the issued share capital or 5% or more of the capital assets.

6.5	"Customer" means:

(a)
any person, firm, company or other organisation whatsoever to whom the Company, supplies or has supplied any products or services including without limitation advertisement space (whether static or moveable and whether indoor or outdoor), and/or any other advertising opportunity in the Relevant Period; and

(b)
any municipality or private landlord in respect of whom the Company, supplies or has supplied out of home services or any urban infrastructure services (including without limitation bike schemes) in the Relevant Period with a view to providing the resultant advertising opportunities to clients.

6.6	"Prohibited Area" means:

(a)	the United Kingdom; and

(b)	any other country in the world where, on 1 July 2014:

(i)	the Company, undertakes Restricted Business or otherwise develops, sells, supplies, or researches its products or services; or

(ii)	the Company is intending within 3 months following 1 July 2014 to undertake Restricted Business or otherwise develop, sell, or supply its products or services and in respect of which Employee has been responsible (whether alone or jointly with others), materially concerned or active on behalf of the Company, or about which he otherwise had confidential information during any part of the Relevant Period.

6.7	"Prospective Customer" means:

(a)
any person, firm, company or other organisation with whom the Company, has had any negotiations or material discussions in the Relevant Period regarding the supply by the Company, of products or services including without limitation including any advertisement space (whether static or moveable and whether indoor or outdoor), and/or any other advertising opportunity; and

(b)
any municipality or private landlord to whom the Company, in the Relevant Period has tendered, prepared to tender, or with whom the Company, has had any material negotiations for the provision of out of home services or any urban infrastructure services (including without limitation bike schemes) with a view to providing the resultant advertising opportunities to clients.

6.8	"Relevant Period" shall mean the 12 months immediately preceding 1 July 2014;

6.9	"Restricted Business" means the business of:

(a)	owning, operating and/or developing advertising structures including advertising panels designed to display advertisements (whether static or moveable and whether indoor or outdoor); and/or

(b)
supply of or tendering for any contract to supply out of home services and/or urban infrastructure services (including bike schemes) to municipality and private landlords whether directly or indirectly with a view to providing the resultant advertising opportunities to clients.

6.10	"Restricted Period" shall mean the period of nine (9) months commencing 1 July 2014.

6.11	"Supplier" means any person, company, business entity or other organisation whatsoever who:

(a)	has supplied goods or services to the Company, during any part of the Relevant Period; or

(b)	has agreed prior to 1 July 2014 to supply goods or services to the Company, to commence at any time in the twelve months following 1 July 2014; or

(c)	as at 1 July 2014, supplies goods or services to the Company, under an exclusive contract or arrangement between that supplier and the Company.

6.12	"Termination Date" shall have the meaning set out in Clause 1.1 of the Agreement attached hereto.

6.13
"Target Business Entity" means any business howsoever constituted which was  at any time during the Relevant Period a business which the Company or any Associated Company had entered into negotiations with, had approached or had identified in each case as (i) a potential target with a view to its acquisition by the Company or any Associated Company and/or (ii) a potential party to any joint venture with the Company or any Associated Company, in either case where such approach or negotiations or identification were known to a material degree by Employee during the Relevant Period.

ANNEX 5

TERMS OF AGREED REFERENCE

I am writing to confirm that Jonathan Bevan has been an employee of Clear Channel International Ltd, the USD1.8 billion international division of Clear Channel Outdoor with operations across Europe, Asia-Pacific and Latin America from 7th July 1997 to 30th September 2014.

Jonathan’s last role was as President, Europe Australia/New Zealand for Clear Channel International. In this role he was accountable for 12 of our Business Units representing approximately $1bn revenue and approximately $0.2m of EBITDA.  Additionally, he had global responsibility for Strategy across Clear Channel Outdoor which includes our Americas outdoor business.

Jonathan began his career in Clear Channel as Group Chief Accountant in 1997 and was promoted numerous times to senior executive roles at the top of the company including Chief Financial Officer, Chief Operating Officer and Managing Director for Clear Channel International. He was also a Board Director for many companies throughout the group including a Non Executive Director Clear Media Limited (our Chinese business listed on the Hong Kong stock exchange).

Jonathan has played a transformational role in our company and has worked closely alongside the CEO, Clear Channel Outdoor. During his time in the company Jonathan has developed our international strategy, driven top line growth in particular through business development, revenue management and sales efficiency initiatives and made some tough decisions on headcount and cost during the recent global and European crisis. He has also delivered significant operational savings for the company over the years through procurement, operational improvements and technology implementations. Through all of these initiatives he has had a significant impact on the profitability of the business.  He leaves the company having seen it grow from a collection of businesses to a global company with a strong international identity.

After 17 years, Jonathan decided it was a natural time to leave the company and we wish him every success. If you require further detail, please do not hesitate to contact me.

Yours sincerely

William Eccleshare, CEO
Or [Name] HR Director, Clear Channel International

ANNEX 6

ANNOUNCEMENTS

Announcement by William Eccleshare, CEO, Clear Channel Outdoor  - 24 June 2014

After 16 years with our company in a number of different senior roles, Jonathan Bevan has decided that it is a natural time to leave Clear Channel.  Jonathan has played a key role in our transformation and for the past five years has given me unswerving support with his deep knowledge of the business, phenomenal attention to detail and his own unique sense of what is right.  Each of you will have your own experiences of working with Jonathan but they will all have in common one thing - he is a man of integrity and one of the most likeable people you will work with.

We are, however, fortunate in having a strong succession plan in place and a great depth in talent ready to step up.  We will also take this opportunity to embrace some of the lessons we've learnt during the Formula 500 program to deliver a more effective operating model with more direct lines of responsibility, swifter decision-making and a redefined CCI Hub with clarity of leadership and a sharper definition of role and function.

Matthew Dearden will move to be President of Clear Channel Europe.  Matthew joined us four years ago to lead the UK business and the performance of that BU speaks for itself - consistently out-performing the market, developing a new investment strategy, leading our innovation programme with the introduction of the UK's first small-format digital network in London and more recently pioneering the use of NFC as a key business-building initiative. Matthew has consistently demonstrated his ability to take on new challenges and I'm looking forward to working with him in this major new role.  He will shortly be announcing his new operating structure for Europe and naming the new CEO for the UK.  I'm confident you will agree that this reflects both our commitment to talent development and to a more transparent, effective operating model.

Our French business, under Philippe Baudillon and Australia/New Zealand under Rob Atkinson will report direct to me together with Asia, Latin America and the US/Canada.

As many of you know, I am spending more of my time based in the UK and will take the opportunity to give more direct operational leadership to the CCI Hub with a particular focus on how we allocate our resources and invest in new initiatives.  The Hub has played a key part in CCI's success in the past five years and I'm particularly pleased at how all the key functions have become more focused on operational delivery since F500 began.  We will continue to look to accelerate that progress and streamline decision-making as we move forward.

Because of his proven expertise in both IT and Sales, Matthew will continue to lead these functions for the CCI Hub.  Given the importance of our revenue focus we are creating a new Hub post of Chief Sales Officer for CCI and I'm delighted that Stefan Lameire has accepted this role which will have the Hub sales teams reporting to him. Stefan has done an outstanding job of growing revenue in his role as CEO of CC Belgium and has a great understanding of how to leverage best practice. Stefan will continue the F500 Hub sales programme, increase our contact with clients and agencies at the most senior levels and drive further collaboration with Pru Parkinson and her Hub marketing team to ensure powerful alignment going forward.

Please join me in thanking Jonathan and wishing him well for the future and in congratulating Matthew and Stefan on their new responsibilities.

Announcement by Jonathan Bevan – 24 June 2014

After 16 years with the company in a variety of senior roles I wanted to let you know, personally, that I have decided it is a natural time for me to move on.

Clear Channel has quite a unique culture and it has been amazing to have seen the company grow from a collection of local businesses to become a confident, global company with a strong identity and shared values.  I have really enjoyed the challenge of developing our international strategy and taking the necessary decisions required during the Global and European crisis but most importantly I’ve enjoyed bringing in some great people to CCO and repositioning our business for top and bottom line growth.

So I leave CCO with mixed feelings; I’m excited about new opportunities but I will, genuinely, miss working with you.   We have great talent in our BUs and in the Hub .  I have known a lot of you a long time and have played a part in bringing many of you to Clear Channel but this is not the end and I would like to stay in touch with many of you in the future.

Finally, I would like to wish Matthew the very best of luck in his new role.   I know he has a great team to support him and I wish you all personal success in the next chapter of CCO.

Best wishes

Jonathan